Exhibit 99.1

For Immediate Release:

Contact: Peerless Systems Corporation Timothy E. Brog Chief Executive Officer 203-350-0045

Peerless Systems Announces Results for the Third Quarter ended October 31, 2014

Stamford, Connecticut December 15, 2014 — Peerless Systems Corporation (Nasdaq: PRLS) today reported financial results for its third fiscal quarter and first nine months of fiscal 2015 that ended October 31, 2014.

As previously announced, we completed the Deer Valley acquisition on October 6, 2014 in which we acquired approximately 80% of the issued and outstanding shares of Deer Valley for an aggregate purchase price of $3,681,900. In connection with the Deer Valley acquisition, we recognized a gain on bargain purchase of approximately $3.6 million during our fiscal third quarter that ended October 31, 2014 which is a non-taxable event.

Deer Valley’s fiscal year ends each year on the Saturday closest to December 31st and its fiscal quarters end approximately one month prior to our reporting periods. Its financial statements are reflected in our consolidated financial statements utilizing a one month lag.  Therefore, since Deer Valley’s recent quarter ended on September 27, 2014, prior to the consummation of the transaction, Deer Valley is only included in our Unaudited Condensed Consolidated Balance Sheets at October 31, 2014 and not in Peerless’ Unaudited Condensed Consolidated Statements of Operations for the three months and nine months ended October 31, 2014.

Third Quarter Results

Revenues were $458,000 for the three months ended October 31, 2014, compared to $920,000 for the three months ended October 31, 2013.  This 50% decrease in revenue is primarily attributable to a large customer whose revenue dropped significantly during the three months ended October 31, 2014 when compared to the same period in 2013. The 50% decrease in revenue is also attributable in part to the declining revenue trajectory from our other OEM customers.

Product licensing costs were negative $39,000 for the three months ended October 31, 2014, primarily resulting from an $82,000 adjustment made during this period relating to a block license where the originally projected product mix included the assumption that a greater percentage of the products sold would include third party technology. However, the actual product mix included much less third party technology than what was included in the original projections. Without the effect of this adjustment, product licensing costs would have been $43,000 or 9.4% of revenues for the three months ended October 31, 2014, compared to $86,000 or 9.3% of revenues for the three months ended October 31, 2013.

Income from operations was $155,000 for the three months ended October 31, 2014, compared to $111,000 for the three months ended October 31, 2013. Despite a 50% drop in revenue, Peerless had a 39% increase in income from operation which is partly attributable to lower operating expenses.  In addition, for the three months ended October 31, 2013, operating expenses included $393,000 in stock-based compensation in connection with the restricted stock award granted to our Chairman and Chief Executive Officer on July 11, 2013.

Other income, net was $15,000 for the three months ended October 31, 2014, as compared to a loss of $372,000 for the three months ended October 31, 2013. This difference is primarily due to realized losses on marketable securities. There was no realized loss on sales of marketable securities for the three months ended October 31, 2014 as compared to a realized loss of $376,000 for the three months ended October 31, 2013.

Our net income for the three months ended October 31, 2014 was approximately $4,010,000 or $1.57 per basic share and $1.49 per diluted share, compared to a net loss of approximately $259,000, or $0.10 per basic and diluted share, for the three months ended October 31, 2013. Excluding the effect of the gain on bargain purchase, our net income for the three months ended October 31, 2014 would have been $412,000 or $0.16 per basic share and $0.15 per diluted share.

Fiscal 2015 First Nine Months Results

Revenues were $1,574,000 for the nine months ended October 31, 2014, compared to $2,868,000 for the nine months ended October 31, 2013.  This 45% decrease in revenue is primarily attributable to a large customer whose revenue dropped significantly during the nine months ended October 31, 2014 when compared to the same period in 2013. The 45% decrease in revenue is also attributable in part to the declining revenue trajectory from our other OEM customers.

Product licensing costs were $61,000 or 3.9% of revenue for the nine months ended October 31, 2014, compared to $257,000 or 9.0% of revenue for the nine months ended October 31, 2013. During the nine month period ended October 31, 2014 and 2013, there were adjustments, primarily related to block licenses sold in prior years, made in the amount $106,000 and $32,000 to reduce such costs, respectively. Without the effect of these adjustments, product licensing costs would have been $167,000 or 10.6% of revenue for the nine months ended October 31, 2014, compared to $289,000 or 10.1% of revenue for the nine months ended October 31, 2013.

Income from operations was $581,000 for the nine months ended October 31, 2014, compared to $883,000 for the nine months ended October 31, 2013.  This 34% decrease in income from operation is primarily attributable to the 45% drop in revenue during the nine months ended October 31, 2014 when compared to the prior year. For the nine months ended October 31, 2013, operating expenses included $706,000 in stock-based compensation in connection with the restricted stock award granted to our Chairman and Chief Executive Officer.

Other loss, net was a loss of $106,000 for the nine months ended October 31, 2014, as compared to a loss of $1,488,000 for the nine months ended October 31, 2013, due to lower realized losses on sales of marketable securities in the current period.

Our net income for the nine months ended October 31, 2014 was approximately $4,196,000 or $1.65 per basic and $1.57 per diluted share, compared to a net loss of approximately $524,000, or $0.19 per basic and diluted share, for the nine months ended October 31, 2013. Excluding the effect of the gain on bargain purchase our net income for the nine months ended October 31, 2014 would have been $599,000 or $0.24 per basic share and $0.22 per diluted share.

About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets. Effective October 31, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera-Mita Corporation.  Peerless retains certain rights to continue licensing these technologies to customers in the digital document markets.  Peerless is seeking to maximize the value of its licensing business and is exploring various alternatives to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, as well as through other investment opportunities.

About Deer Valley Corporation

Deer Valley, through its wholly owned subsidiaries Deer Valley Homebuilders, Inc. and Deer Valley Financial Corp., designs and manufactures factory built homes, and provides dealer inventory-secured financing, and warranty and repair services for its factory built homes. Deer Valley’s manufacturing plant located in Guin, Alabama, produces homes which are marketed in 14 states through a network of independent dealers, builders, developers and government agencies located primarily in the southeastern and south central regions of the United States. Inventory secured loan financing is offered to qualified retail dealers and developers, through DVFC, for homes Deer Valley manufactures.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, and, therefore, involve uncertainties or risks that could cause actual results to differ materially there from.  These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions.  These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements.  Such statements include, but are not limited to, the Company’s ability to maximize the value of its licensing business or to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, or through other investment opportunities. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2014 Annual Report on Form 10-K filed with the SEC on April 30, 2014, as well as risks discussed in Deer Valley’s Annual Report on Form 10-K filed with the SEC on March 20, 2014.  The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.

PEERLESS SYSTEMS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2014	2013	2014	2013
Revenues	$458	$920	$1,574	$2,868
Cost of revenues	(39)	86	61	257
Gross margin	497	834	1,513	2,611
Operating expenses	342	723	932	1,728
Income from operations	155	111	581	883
Gain on bargain purchase	3,597	-	3,597	-
Other income (loss), net	15	(372)	(106)	(1,488)
Income (loss) before income taxes	3,767	(261)	4,072	(605)
Benefit from income taxes	(243)	(2)	(124)	(81)
Net income (loss)	$4,010	$(259)	$4,196	$(524)
Basic earnings (loss) per share	$1.57	$(0.10)	$1.65	$(0.19)
Diluted earnings (loss) per share	$1.49	$(0.10)	$1.57	$(0.19)
Weighted average common shares - outstanding — basic	2,560	2,638	2,549	2,768
Weighted average common shares - outstanding — diluted	2,699	2,638	2,672	2,768

PEERLESS SYSTEMS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	October 31, 2014	January 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$11,588	$7,962
Marketable securities	149	4,301
Trade accounts receivable, net	2,575	1,186
Inventory	1,782	-
Deferred tax assets	583	137
Inventory finance notes receivable	2,146	-
Income tax receivable	367	416
Prepaid expenses and other current assets	220	58
Total current assets	19,410	14,060
Fixed Assets:
Property, plant and equipment, net	2,131	-
Other Assets:
Inventory finance notes receivable, net	1,672	-
Deferred tax assets	660	-
Other assets	20	6
Total other assets	2,352	6
Total assets	$23,893	$14,066

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities on long term debt	$126	$-
Revolving credit loans	700	-
Accounts payable	678	15
Accrued expenses	2,363	268
Accrued warranties	1,205	-
Other current liabilities	-	1,371
Total current liabilities	5,072	1,654
Long term liabilities:
Long-term debt, net of current maturities	722	-
Tax liabilities	-	285
Total long term liabilities	722	285
Total liabilities	5,794	1,939

Equity:
Common stock, $.001 par value, 30,000 shares authorized, 19,703 issued at October 31, 2014 and 19,680 at January 31, 2014	20	20
Additional paid-in capital	58,711	58,535
Retained earnings	9,964	5,768
Accumulated other comprehensive income (loss), net of taxes	4	(134)
Treasury stock, 17,044 at October 31, 2014 and 16,910 at January 31, 2014	(52,606)	(52,062)
Total Peerless Systems Corporation stockholders’ equity	16,093	12,127
Noncontrolling interest	2,006	-
Total equity	18,099	12,127
Total liabilities and equity	$23,893	$14,066